Exhibit 99.2

               Hess Corporation - 2nd Quarter 2006 Conference Call

                              Comments by John Hess

Thank you Jay, and welcome to our second quarter conference call. As usual, I will make a few brief comments after which John Rielly will review the financial results for the quarter.

Turning to Exploration and Production, our second quarter results, compared to a year ago, benefited from strong oil prices, offset partially by higher international income taxes. Production averaged 354 thousand barrels of oil equivalent per day, which was essentially flat with the second quarter of 2005.

For 2006, our current production forecast is 360-370 thousand barrels of oil equivalent per day, which is at the lower end of the range of our original guidance. Price effects from our production sharing contracts and asset sales account for the bulk of this revision.

We continue to make excellent progress in advancing our field developments. The Okume Complex, Pangkah, and Phu Horm developments are all on schedule to commence production in early 2007.

Also, in the second quarter, the Shenzi development in the deepwater Gulf of Mexico, where we have a 28% interest, was sanctioned by the operator BHP Billiton. Major contracts have been committed and the project is scheduled to commence production in 2009.

In the United Kingdom, production from the Atlantic and Cromarty Fields commenced in June and averaged 13 million cubic feet per day for the second quarter. Net production from the fields is currently averaging about 80 million cubic feet per day.

Regarding our exploration activities, during the second quarter we announced a discovery at our 100% owned Pony prospect on Green Canyon Block 468, in the deepwater Gulf of Mexico. The well was drilled to a total depth of 32,448 feet, and encountered 475 feet of oil saturated sandstones in Miocene age reservoirs. After we complete data gathering, we will drill a sidetrack which is intended to evaluate the prospective section 4,000 feet to the northeast of the discovery well.

Also in the deepwater Gulf of Mexico, we are drilling our Ouachita and Alsace prospects on Green Canyon 376 and Garden Banks 243, respectively, as well as a Tubular Bells appraisal well on Mississippi Canyon 682. These wells have not yet reached their targeted objectives.

With regard to Marketing and Refining, refining was the major contributor to improved earnings in the second quarter versus the prior year period. The HOVENSA and Port Reading refineries both benefited from the strong margin environment. Similar to last year, retail marketing margins were squeezed during the second quarter as wholesale prices rose more quickly than pump prices.

Our current estimate of 2006 capital and exploratory expenditures is $4.1-4.3 billion. This level of spending is up from our previous forecast of $4.0 billion. The increase largely reflects: our success at Pony which has resulted in the addition of a sidetrack well and an appraisal well into our 2006 program; the acquisition of new leases in the deepwater Gulf of Mexico; and accelerated development drilling at the Okume Complex.

I will now turn the call over to John Rielly.